Exhibit (10-7)
Company’s Form of Separation Agreement & Release

SEPARATION AGREEMENT AND RELEASE

To: «Employee_Name»
Date: «Actual_Offer_Date»

«Company» (“P&G”) is willing to provide you with certain assistance in connection with your employment separation from the Company. The following describes the terms under which you are separating from employment. Your receipt of the benefits described below is conditioned upon your accepting and abiding by the terms of this Agreement.

Last Day of Employment:
Your last day of employment will be «Exit_Date», referred to as your “Last Day of Employment.” You understand and agree that if P&G determines that you engaged in misconduct during your employment, or if you fail to perform your work and responsibilities in a satisfactory manner up to and including your Last Day of Employment, P&G may terminate your employment immediately and will not provide, nor be obligated to provide, the payment(s) and other benefits described in this Agreement. Otherwise, unless noted below, your pay and benefits will cease as of your Last Day of Employment.

Separation Payment:
As soon as administratively practical after your Last Day of Employment, P&G will provide you with a Separation Payment of «Total_Amount», less legally required withholdings and deductions. In no event will payment be made before expiration of the seven-day revocation period discussed below or later than the March 15th of the year following the year which includes your last day of employment.

Amounts you owe to P&G as of your Last Day of Employment, including, but not limited to, wage and/or benefit overpayments and unpaid loans, will also be deducted from the Separation Payment.

Payment for Unvested PST:
If you are not fully-vested in the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) as of your Last Day of Employment, as soon as administratively practical after your Last Day of Employment, but no later than the March 15th of the year following the year which includes your Last Day of Employment, you will receive a lump sum payment in an amount substantially equivalent to the non-vested credits in your account in the PST.

STAR Awards:
As of your Last Day of Employment, if you worked at least 28 days (4 calendar weeks) during that fiscal year, you will receive a pro-rated STAR award for that fiscal year. Your STAR award will be pro-rated by dividing the number of calendar days during the fiscal year from July 1 through your Last Day of Employment by 365. Your STAR award will be paid in cash in the September (but no later than September 15th) immediately following the end of the fiscal year in which you terminate.

Equity Awards
Your separation will be treated as a Special Separation for purposes of any outstanding equity awards granted under the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Compensation Plan, the Procter & Gamble 1992 Stock Plan, or the Gillette Company 2004 Long-Term Incentive Plan and, as a result, you will retain the awards subject to the original terms and conditions of the awards. You will also retain awards granted under the Procter & Gamble 2014 Stock and Incentive Compensation Plan and the Procter & Gamble 2019 Stock and Incentive Compensation Plan subject to the terms and conditions of those Awards. For awards granted on or after October 1, 2020, awards will be prorated based on the number of days worked in the 12 months following the October 1 grant date, with a minimum of 28 days worked beyond October 1.

This agreement does not alter the rights and obligations that you may have under the Procter & Gamble 2019 Stock and Incentive Compensation Plan, the Procter & Gamble 2014 Stock and Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Compensation Plan, the Procter & Gamble 1992 Stock Plan, and the Gillette Company 2004 Long-Term Incentive Plan.

Current Medical, Dental, and Life Insurance Benefits:
If you are enrolled in P&G’s active health (including medical, prescription drug, and EAP coverage), active dental, and company-paid life insurance coverage, that coverage will continue under the same terms until «Benefits_End_Date». Note: Any life insurance coverage other than company-paid life insurance coverage will not continue during this time.

When your extended coverage ends, you may be entitled to continue your Medical and Dental insurance coverage under COBRA. If you are entitled to COBRA continuation coverage, you will receive a notice of your right to elect COBRA.

Retiree Medical and Dental Benefits:
If you were eligible for P&G retiree healthcare coverage on your Last Day of Employment, you will be eligible to enroll in P&G’s retiree medical and dental insurance coverage. You are eligible for P&G retiree healthcare coverage if you satisfy the regular retiree eligibility rules (i.e., you are a Regular Retiree) as of your Last Day of Employment. Under the terms of this Agreement, you also are eligible for P&G retiree healthcare coverage as a Special Retiree by satisfying the Rule of 70 as of your Last Day of Employment. You satisfy the Rule of 70 when your full years of age plus your full years of service equal 70.[1] If you are eligible for P&G’s retiree healthcare coverage as either a Regular Retiree or a Special Retiree as of your Last Day of Employment, you should contact P&G Employee Care before your extension of coverage ends to request retiree healthcare enrollment information. For details regarding the terms and conditions of your retiree health coverage, please refer to and review the summary plan descriptions, available at PGOneàLife and Ca
Important Note: If you become employed by a direct competitor of P&G (as determined by P&G’s Chief Human Resources Officer) in any capacity, you will not be eligible for coverage under P&G’s retiree healthcare coverage as long as you remain employed by such competitor. If you have questions, please contact the P&G Employee Care at [phone number].

[1] Special rules apply to Gillette Heritage Employees with regard to retiree medical eligibility and the retiree medical cost sharing under the retiree medical plan. If you are a Gillette Heritage Employee, you will receive a separate handout on your retiree medical eligibility.

Outplacement Services:
P&G’s outplacement supplier, Right Management Consultants, will provide services to assist you in managing your transition to a new future, based on your interest. Services include pre-decision counseling, career transition programs, and job development opportunities. Right Management Consultants will also assist you in preparing for your job search, including résumé preparation, cover letters, other written materials and interview and networking training.

After you accept this Agreement, you may begin utilizing outplacement services on a limited basis prior to your Last Day of Employment, consistent with the needs of the business and your responsibilities to complete and/or transition your work. Note that you must begin utilizing outplacement services within 45 days of your Last Day of Employment to be eligible for this benefit.

No Consideration Without Executing this Agreement:
You affirm that you understand and agree that you would not receive the separation payment and/or benefits specified in this Agreement without executing this Agreement and fulfilling the promises contained in it. Except as provided in this Agreement or under the terms and conditions of an applicable benefit plan or policy sponsored by P&G, you shall not be due any payments or benefits from P&G in connection with the termination of your employment.

Continued Employment Through Your Last Day of Employment:
You agree to perform your work and responsibilities as an employee in a satisfactory manner up to and including your Last Day of Employment, including compliance with all provisions of this “Separation Agreement and Release.” If P&G determines that you have engaged in serious misconduct during your employment, you understand and agree that P&G may terminate your employment immediately and will not provide, nor will it be obligated to provide, you with the Separation Payment, medical benefits, outplacement and other benefits described above. If you have already received any such pay or benefits, you agree to repay them to P&G upon demand.

Nonadmission of Wrongdoing:
You affirm that you understand and agree that neither this Agreement nor the furnishing of the consideration for this Agreement, including the Separation Payment, shall be deemed or construed at any time for any purpose as an admission by P&G of wrongdoing or evidence of any liability or unlawful conduct of any kind.

Release of Claims – Including Age Discrimination and Employment Claims:
In consideration of the Separation Payment and other benefits provided above to which you would not have been entitled under any existing P&G Policy, you release P&G from any and all claims you have against P&G. The term “P&G” includes «Company» and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors and assigns and their employee benefit plans and programs and their administrators and fiduciaries.

This release applies to claims about which you now know or may later discover, and includes but is not limited to: (1) claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; (2) claims arising out of or relating in any way to your employment with P&G or the conclusion of that employment; (3) claims arising under any federal, state and local employment discrimination laws, regulations or ordinances or other orders that relate to the employment relationship and/or employee benefits; and (4) any other federal, state or local law, rule, regulation or ordinance, public policy, contract, tort or common law.
This release does not apply to claims that may arise after the date you accept this Agreement or that may not be released under applicable law.
If any claim is not subject to release, to the extent permitted by law, you agree that you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which P&G is a party.

Governmental Agencies: Nothing in this Separation Letter & Release prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. Nothing in this Separation Letter & Release, including but not limited to the “Release of Claims – Including Age Discrimination and Employment Claims” and the “Confidential, Proprietary, Trade Secret Information & Period of Non-Competition” sections of this Separation Letter & Release, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. You understand you do not need the prior authorization from the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures. Moreover, nothing in this Separation Letter & Release prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

Confidential, Proprietary, Trade Secret Information & Period of Non-Competition:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you agree that you will not use or share any confidential, proprietary or trade secret information about any aspect of P&G’s business with any non-P&G employee or business entity at any time in the future. You further agree that you will not obtain, transfer or have in your possession any confidential, proprietary or trade secret information on or after your last day of employment, even information you may have created yourself or to which you may have contributed as a P&G employee. Confidential, proprietary or trade secret information includes, but is not limited to, marketing and advertising plans, pricing information, upstream plans, specific areas of research and development, project work, product formulation, processing methods, assignments of individual employees, testing and evaluation procedures, cost figures, construction plans, and special techniques or methods of any kind.

Notwithstanding the requirements of confidentiality contained in this section, the federal Defend Trade Secrets Act of 2016 immunizes you against criminal and civil liability under federal or state trade secret laws for your disclosure of trade secrets that is made i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or iii) to your attorney for use in a lawsuit alleging retaliation for reporting a suspected violation of law, provided that any document containing the trade secret is filed under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

You further understand and agree that, unless you have prior written consent from P&G, you will not engage in any activity or provide any services for a period of three (3) years following your Last Day of Employment in connection with the manufacture, development, advertising, promotion or sale of any product which is the same as, similar to, or competitive with any products of P&G or its subsidiaries (including both existing products as well as products in development which are known to you, as a consequence of your employment with P&G):

1.With respect to which your work has been directly concerned at any time during the two (2) years preceding your Last Day of Employment; or

2.With respect to which during that period of time you, as a consequence of your job performance and duties, acquired knowledge of trade secrets or other confidential information of P&G.

e or over too great a range of activities or in too broad a geographic area, it will be modified and interpreted to extend only over the maximum period of time, range of activities or geographic area so that it may be enforceable.
As a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, you are also bound by the terms of Article F – Restrictions & Covenants of those plans, which are incorporated herein by reference.
If you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan and the Procter & Gamble 2014 Stock and Incentive Compensation Plan, you are also bound by the terms of Article 6 – Restrictions and Covenants of this plan which are incorporated herein by reference.

For the purposes of this section, it shall be conclusively presumed that you have knowledge or information to which you were directly exposed through the actual receipt of memos or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed. The provisions of this section are not in lieu of, but are in addition to, your continuing obligation to not use or disclose P&G’s trade secrets and confidential information known to you until any particular trade secret or confidential information becomes generally known (through no fault of yours). Information regarding products in development, in test market or being marketed or promoted in a discrete geographic region, which information P&G is considering for a broader use, shall not be deemed generally known until such broader use is actually commercially implemented. Also, “generally known” means known throughout the domestic United States industry or, if you have job responsibilities outside of the United States, the appropriate foreign country or countries’ industry.

If any restriction in this section is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be modified and interpreted to extend only over the maximum period of time, range of activities or geographic area so that it may be enforceable.

As a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, you are also bound by the terms of Article F – Restrictions & Covenants of those plans, which are incorporated herein by reference.

If you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan and the Procter & Gamble 2014 Stock and Incentive Compensation Plan, you are also bound by the terms of Article 6 – Restrictions and Covenants of this plan which are incorporated herein by reference.

Non-Solicitation
You acknowledge, as a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan, the Procter & Gamble 2014 Stock & Incentive Compensation Plan, the Procter & Gamble 2009 Stock and Incentive Compensation Plan, the Procter & Gamble 2001 Stock and Incentive Plan, the Procter & Gamble 1992 Stock Plan, and/or the Gillette Company 2004 Long-Term Incentive Plan that you are bound to comply with the Plans’ non-solicitation obligations. Specifically, you agree that you will not, at any time following your Employment Separation Date, attempt to directly or indirectly induce any employee of P&G or its affiliates or subsidiaries to be employed or perform services elsewhere or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of P&G or its affiliates or subsidiarie

Acknowledgements and Affirmations:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you affirm that you have not filed, caused to be filed, or presently are a party to any claim against P&G.
You affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement. To the extent that you are required to report hours worked, you affirm that you have reported all hours worked as of the date you sign this Agreement.
You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
You further affirm that you have no known workplace injuries or occupational diseases that have not been reported.

Assignment of Intellectual Property:
You will promptly and fully disclose, transfer and assign to P&G all inventions and any other intellectual property (collectively “Intellectual Property”) made or conceived by you during your employment with P&G. You agree to fully cooperate in executing any papers required for establishing or protecting the Intellectual Property and for establishing P&G’s ownership, even if such cooperation is necessary after your Last Day of Employment

Return of P&G Property:
You agree that on or before your Last Day of Employment, you will return to P&G in good condition all of its equipment, materials and information that were in your possession, custody or control (including, but not limited to, computers, files, documents, credit cards, keys and identification badges). You further agree that you will provide your manager with all passwords to P&G electronic communication and data systems before your Last Day of Employment. You further agree that on or before your Last Day of Employment, you will return or if directed to do so by your immediate manager, delete (i.e., destroy all copies of) any and all P&G confidential, proprietary or trade secret information you have maintained in your possession, custody, or control in paper, electronic and/or digital formats, including but not limited to, any such confidential, proprietary, or trade secret information (e.g., files, documents, etc.) that you may have electronically or digitally processed or stored on P&G-issued or on personally-owned or maintained digital devices and/or service accounts. Such digital devices and/or service accounts may include, but are not limited to desktop and laptop computers, notebooks, tablets, iPads, mobile phones, smartphones, personal digital assistants (PDAs), USB and flash drives, external hard drives, CDs, DVDs, and/or external file processing or storage provided by cloud service providers such as box.net, dropbox, Google docs, etc.

Ethics Compliance:
Subject to the “Governmental Agencies” portion of the “Release of Claims – Including Age Discrimination and Employment Claims” above, you agree that you provided P&G all information known to you regarding any violations of the Procter & Gamble Worldwide Business Conduct Manual and/or any other violations of P&G policy or the law.

Agreement to Arbitrate Disputes:
Resolving any future differences we may have in the courts can take a long time and be expensive. You and P&G therefore agree that the only remedy for all disputes that are not released by this Agreement or that arise out of your employment with or separation from P&G, or any aspect of this Agreement, will be to submit any such disputes (with the exception noted at the end of this section) to final and binding arbitration in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect.
You and P&G agree that the aggrieved party must send written notice of any claim to the other party by certified mail, return receipt requested. Written notice for P&G will be sent to: Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202, and to you at the most current address shown for you in P&G’s records. The arbitrator will apply Ohio law. At your written request, P&G will reimburse you for all fees and costs charged by the American Arbitration Association and its arbitrator to the extent they exceed the applicable fees and costs that would have been charged by a court of competent jurisdiction had your claim been filed in court.
There is one exception to this section. P&G may seek injunctive relief in any court of competent jurisdiction if it has reason to believe that you have violated or are about to violate (1) the terms of the “Confidential, Proprietary, Trade Secret Information & Period of Non-Competition” section above, or (2) if you are a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, the terms of Article F – Restrictions & Covenants of those plans or (3) if you are a participant in the 2014 Stock and Incentive Compensation Plan, the terms of Article 6 – Restrictions & Covenants of those plans.

Severability:
If any court of competent jurisdiction or arbitrator should later find that any portion of this Agreement is invalid, that invalidity will not affect the enforceability of any other portion of this Agreement.

Employment References:
You understand that P&G’s historical policy is to not provide employment references to prospective employers. However, P&G is willing to waive that policy in your case on the following basis: You authorize your manager or human resources representative to provide an employment reference upon written or verbal request. In return, you release any claim against P&G and will not bring a lawsuit in court against P&G based upon that employment reference (or lack thereof). You agree that you will refer all reference inquiries to your manager or human resources representative only. You further understand that all disputes regarding employment references or the lack thereof must be resolved through the arbitration process described above.

No Reliance:
This Agreement sets forth the entire agreement between you and P&G and fully supersedes any prior agreements or understanding between the parties except that if you are a participant in the 2009 Stock and Incentive Compensation Plan, the 2001 Stock and Incentive Compensation Plan, or the 1992 Stock Plan, the terms of Article F – Restrictions & Covenants of those plans remain in full force and effect and are incorporated herein by reference and if you are a participant in the Procter & Gamble 2019 Stock and Incentive Compensation Plan or the Procter & Gamble 2014 Stock and Incentive Compensation Plan, the terms of Article 6 – Restrictions & Covenants of those plans remain in full force and are in effect and are incorporated herein by reference. In deciding to accept this Agreement, you agree that you have not relied upon any statements or promises by P&G, its managers, agents or employees, other than those set forth in this Agreement. No other promises or agreements concerning the matters described in this Agreement shall be binding unless in a subsequent document signed by these parties.

Your Attorney:	You acknowledge that you have been and hereby are advised to consult with legal counsel before accepting this Agreement and have either done so or have voluntarily declined to do so.
Timing for Acceptance or Revocation:
You have forty-five (45) calendar days in which to consider this Agreement in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. If you choose to sign this Agreement, please do so by indicating your acceptance of this Agreement with your electronic signature in P&G’s electronic system. We advise you to consult with an attorney of your choosing prior to signing this Agreement. Further, you may within seven (7) calendar days following the date you sign this Agreement, cancel and terminate it by giving written notice of your intention to revoke the Agreement to your immediate manager, and by returning to P&G any remuneration or benefits that have been advanced to you in anticipation of your not revoking your agreement and to which you are not entitled. If notice of your revocation is mailed, it must be postmarked within seven (7) calendar days after you sign this Agreement.
You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period.

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The benefits described in this Agreement and pursuant to the summary plan description for the Procter & Gamble Basic Separation Program for U.S. Employees, are the special benefits you will receive by signing this Agreement. To the extent this Agreement describes benefits under other benefit plans and policies sponsored by P&G, these special benefits are also described in the summary plan descriptions for those plans. As such, nothing in this Agreement amends or changes the terms of any P&G-sponsored employee benefit plan or policy.

After your Last Day of Employment, you will no longer be an active P&G employee, which may affect your coverage under those plans and policies. For example, plans may require that you enroll in Medicare to be eligible for coverage. For more information on how not being an active P&G employee may affect your coverage, please refer to and review the summary plan descriptions for each plan, available at PGOneàLife and Career.